Exhibit 10.35


        AMENDMENT TO THE EMPLOYMENT AGREEMENT FOR A GENERAL MANAGER
                    (GESCHAFTSFUHRER-ANSTELLUNGEVERTRAG)
                           DATED JANUARY 16, 1996



                                   among

ESC MEDIZINTECHNIK VERTRIEHS GMBH,
Leonhardsweg 2, D-82008 Unterhaching bei Munchen
                                                   - hereinafter: "ESC" -

                                     and

MR. HANS EDEL, with his office at the same place
                                                   - hereinafter: "Mr. Edel" -

PREAMBLE :

The parties have entered into an employment agreement for General Managers on January 16, 1996 (hereinafter "the Employment Agreement"), whose provisions regarding remuneration have been changed several times subsequently. As of now the area of responsibilities of Mr. Edel shall be extended to contain several European responsibilities. Therefore, the parties hereby agree as follows:

1. Mr.Edel will be employed with immediate effect as Chief Executive Officer (CEO) for the business unit Europe/Africa/Near and Middle East. The exact scope of responsibilities will be defined in further detail in a separate job description. For now, the parties assume that eighty percent (80%) of the activity will relate to the area Germany/Austria/Switzerland/France and Italy.

2. As of January 1, 2000, the fixed remuneration according to Section ss. 3(1) of the Employment Agreement shall be DM 350,000,-- p.a. Until December 31, 1999 the provisions described in Exhibit 1 to this Amendment shall apply.

     As of January 1, 2000, Mr. Edel will in addition be eligible for a bonus in the amount of up to DM 175,000 p.a. depending on success and performance; the preconditions for the receipt and the total amount of the bonus to be paid will be determined for the following year within the framework of the budget planning during the last calendar quarter but not later than the end of the year.

     The current bonus and commission provision under Section 3(2) and (3) of the Employment Agreement and the changes made thereto in the telefax dated October 19, 1998 will apply until December 31, 1999, i.e., all orders received until December 31, 1999 will be covered by this bonus and commission provision and the commission resulting thereof will be calculated and paid on a quarterly basis upon receipt of payment for the order.

3.   A.    Mr. Edel will be entitled to be granted 30,000 stock options in year 2000 and 30,000 stock options in year 2001, under ESC's 1999 Stock Option Plan, at the market price on the date of each grant. The options granted in 2000 will become exercisable as of November 30, 2000, and the options granted in 2001 will become exercisable as of November 30, 2001.

     B. In addition, Mr. Edel will be entitled to be granted 15,000 stock options in year 2000 and 13,000 stock options in year 2001, under ESC's 1999 Stock Option Plan, at the market price on the date of each grant. Each of the grants of 15,000 options each) mentioned in this Subsection B will be exercisable only if the total revenues and Net Income in business unit 2 (EMEA) according to the budget 2000 and 2001 have been reached.

           The 19,834 stock options at a price of US$0.605 each still held by Mr. Edel under the current stock option plan can be exercised immediately for this price and not -- as originally stipulated in the stock option agreement -- in two portions of 9,917 stock options each on October 1, 1999 and October 1, 2000.

4. In partial deviation from the current provision in Section 3(4) of the Employment Agreement, Mr. Edel will be provided as a fringe benefit with an upper middle class company car for a net purchase price of a new car of up to DM 90,000.

5. In partial deviation from the current prevision in Section 6 of the Employment Agreement, Mr. Edel will be entitled to travel business class from now on. Overnight expenses will be reimbursed upon submission of corresponding receipts; with regarded to daily allowances, Mr. Edel may choose between the maximum lump sums for daily allowances stipulated by German tax law and a reimbursement upon submission of corresponding receipts. The amount reimbursed exceeding the maximum lump sums will be subject to income taxation and social security contributions.

6. Mr. Edel will represent the Company as sole general director (Alleingeschaftsfuhrer) according to the Employment Agreement and the changes made thereto in the telefax of October 19, 1998 and this amendment. Each appointment of another or an additional general manager shall be deemed to be a revocation of the appointment of Mr. Edel, notwithstanding eventual claims for damages arising out of this agreement; provided, however, that the Company will be allowed to appoint a Procurist to facilitate the corporate affairs of the Company.

7. All expenses approved within the framework of the annual budge shall be deemed to be approved by the shareholders of SCS Medizintechnik GmbH.

8. The duration of the Employment Agreement is hereby extended until and including December 31, 2001 taking into account the aforementioned provisions.



     __________________ this ________     __________________ this ________

     ESC Medizintechnik Vertriebs GmbH


     -----------------------------        -----------------------------
     Represented by its shareholder             Hans Edel
     ESC Medical Systems Ltd.



EXHIBIT I TO THE AMENDMENT TO THE EMPLOYMENT AGREEMENT FOR GENERAL MANAGERS DATED JANUARY 16, 1996

among

ESC Medizintechnik Vertriebs GmbH, Leonhardsweg 2, D-82008 Unterhaching

and

Mr. Hans Edel


i) Until December 31, 1999 the gross remuneration per month is DM 14,060,000. As of January 1, 2000, the new agreement shall apply.

ii) For the year 1999, the bonus provision in the Employment Agreement dated January 16, 1996 shall be substituted by the following provision:

     Turnover (sales) attained      bonus in KDM (Deutsche Mark one
     attained in second half of 1999thousand)

     below 11 Million DM            no bonus
     11-12.4 Million DM             50 KDM
     12.5-14.4 Million DM           80 KDM

     14.5-15.7 Million DM           120 KDM
     exceeding 15.7 Million DM      170 KDM

     The bonus shall be due upon submission of the Q4-Report but not later than the salary for February 2000.

     All transactions for which a sale is booked in the Company's Audited Accounts from 1st July 1999 to or on December 31, 1999 shall be included in the turnover for 1999. Sales will not include sales of dental lasers for which a commission has been paid or is due to Mr. J. Koop or his company. If no payment has been received by ESC Medizintechnik Vertriebs GmbH until the bonus due date for such transactions, a corresponding percentage of the bonus will be withheld until payment has been received from the client.

     Calculation example:

     Annual Turnover = 25 million DM Unsettled Accounts = 2.5 million DM
     (or 10%)
     Result: 10% of the total bonus due will be withheld until payment has been received from the client.

     ADDITIONAL NOTE: UNPAID ACCOUNT RECEIVABLES FROM QUARTERS BEFORE 1.6.1999 ARE NOT INFLUENCING THIS BONUS AGREEMENT.

     TEL AVIV, THIS 12TH DAY OF           UNTERHACHING, THIS 12TH DAY OF
     NOVEMBER 1999                        NOVEMBER 1999

     ESC MEDIZINTECHNIK VERTRIEBS GMBH


     ------------------------------       -------------------------------
     REPRESENTED BY ITS SHAREHOLDER             HANS EDEL
     ESC Medical Systems Ltd.